Exhibit 99.1

Rouse Properties Appoints  John A. Wain Chief Financial Officer
– Promotes Timothy Salvemini To Chief Accounting Officer –

NEW  YORK, Sept. 25, 2012  -- Rouse Properties, Inc.  (NYSE: RSE) today announced that John A. Wain has been named Chief Financial Officer and that Timothy Salvemini has been promoted to Chief Accounting Officer.

Mr. Wain was formerly a Managing Director and the Head of Real Estate Americas at Credit Agricole Corporate and Investment Bank (formerly Calyon Corporate & Investment Bank).  In this capacity, he had  responsibility for overseeing Credit Agricole’s US real estate lending business.  Over the course of his 24 year career, Mr. Wain has focused extensively on structuring and negotiating secured and unsecured corporate real estate facilities and property level loans for public REITs, owners and developers, as well as corporate bonds, interest rate derivatives and equity transactions.  Mr. Wain holds a Bachelor of Science degree in Business Administration, Real Estate and Urban Economic Studies from the University of Connecticut.  Mr. Wain is expected to assume his role effective October 9, 2012.

Mr. Salvemini previously served as the Director of Finance and Accounting at Brookfield Investment Management, Inc. from July 2010 until joining the Company in January 2012.  From August 2006 until July 2010 he served as Director of Finance and Accounting at Crystal River Capital, Inc., a publicly traded REIT.  Prior to that position, Mr. Salvemini was a Senior Audit Manager at a public accounting firm.

"John's long-term experience and proven track record in capital markets and real estate finance bring an important combination of skills, relationships and leadership to Rouse.  Tim’s skills will complement John’s strengths, further solidifying our management team as we continue to execute on our strategy as one of the nation’s leading operators in the middle-market enclosed mall sector,” said Andrew Silberfein, president and chief executive officer of Rouse Properties.

At the time of Rouse’s spin-off from General Growth Properties, the Company entered into a services agreement with Brookfield Asset Management under which Brookfield employees Mr. Rael Diamond and Mr. Salvemini were to serve  as the Company’s Chief Financial Officer and VP Finance, respectively, for up to 12 months.

Mr. Silberfein added, "We appreciate all of Rael’s contributions and hard work for the Company, especially during Rouse’s initial formation and first few quarters as a public company and understand his desire for his family to return to Canada and thank him for his efforts."

Mr. Diamond will be assisting Mr. Wain to provide for a seamless transition.

About Rouse Properties, Inc.

Rouse Properties is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 31 malls in 19 states encompassing approximately 22 million square feet of space. For more information, visit rouseproperties.com.

Contact:
Investor Relations, 212-608-5108
IR@rouseproperties.com